EXHIBIT 21.1

SUBSIDIARIES OF ION GEOPHYSICAL CORPORATION
as of 12/31/16

Subsidiary	Jurisdiction

Concept Systems Holdings Limited	Scotland
Concept Systems Limited	Scotland
GMG/AXIS, Inc.	Delaware
GX Geoscience Corporation S. de R.L. de C.V.	Mexico
GX Technology Australia Pty Ltd.	Australia
GX Technology Canada, Ltd.	Canada
GX Technology Corporation	Texas
GX Technology EAME, Limited	UK
GX Technology Imaging Services Limited	Egypt
GX Technology Poland Sp. Z o.o.	Poland
GX Technology Processamento de Dados Ltda.	Brazil
GX Technology Sismica Brasil Ltda.	Brazil
GX Technology Trinidad, Ltd.	West Indies
I/O Cayman Islands, Ltd.	Cayman Islands
I/O International, Ltd.	Cayman Islands
I/O International Holdings, Ltd.	Cayman Islands
I/O Luxembourg S.à r.l.	Luxembourg
I/O Marine Systems Limited	UK
I/O Marine Systems, Inc.	Louisiana
OceanGeo Ltd.	UK
I/O U.K. Holdings Limited	Scotland
“Inco” Industrial Components ‘s-Gravenhage B.V.	Netherlands
ION China Holdings, Limited	Hong Kong
ION E&P Advisors, Inc.	Delaware
ION Exploration Products (U.S.A.), Inc.	Delaware
ION Geophysical CIS LLC	Russia
ION Geophysical Sdn. Bhd.	Malaysia
ION HPC Services, Inc.	Delaware
ION International Holdings L.P.	Bermuda
ION International S.à r.l.	Luxembourg
IPOP Management, Inc.	Delaware
OceanGeo B.V.	Netherlands
OceanGeo Inc.	British Virgin Islands
OceanGeo Ltd.	UK
Oceangeo Tecnologia de Exploração de Reservatórios do Brasil S.A	Brazil
Sailwings Canada Limited	Canada
Sensor Nederland B.V.	Netherlands